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                                                                   EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the Registration Statement of TransTexas Gas Corporation on Form S-3 as filed with the Securities and Exchange Commission on December 31, 1996 of our report dated April 29, 1996 relating to our audit of the consolidated balance sheet of TransTexas Gas Corporation as of January 31, 1996 and July 31, 1995 and 1994; the related consolidated statements of operations and cash flows for the six months ended January 31, 1996 and each of the three years ended July 31, 1995; and the statement of stockholders' deficit for the six months ended January 31, 1996 and each of the two years ended July 31, 1995. We also consent to the reference to our firm under the caption "Independent Accountants."


                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
December 31, 1996